Exhibit 99.1

NEWS RELEASE

Contact:

Alliance HealthCare Services

Howard Aihara

Executive Vice President

Chief Financial Officer

(949) 242-5300

ALLIANCE HEALTHCARE SERVICES REPORTS THIRD QUARTER 2012 RESULTS

COMPANY GROWS ORGANIC ADJUSTED EBITDA FOR SECOND

CONSECUTIVE QUARTER, GENERATES SIGNIFICANT CASH FLOW

AND UPDATES 2012 GUIDANCE

NEWPORT BEACH, CA—October 31, 2012–Alliance HealthCare Services, Inc. (NYSE:AIQ) (the “Company” or “Alliance”), a leading national provider of outpatient diagnostic imaging and radiation therapy services, announced results for the third quarter ended September 30, 2012.

Third Quarter Highlights

•

Adjusted EBITDA of $41.7 million increased 5.7% sequentially and 8.2% from the year ago period, which includes $2.2 million gain from non-recurring legal settlement. Organic growth, excluding the legal settlement, equaled $1.0 million, or 2.6% compared to third quarter of 2011

•

Significant cash flow generation has given the Company a cash and cash equivalents position of $78.6 million, providing the opportunity to increase financial flexibility by amending its credit facility to expand its total leverage covenant and reduce its term loan by $75.0 million utilizing cash from the balance sheet and proceeds from a sale-leaseback transaction

•

Total debt (including current maturities) less cash and cash equivalents (before investments in acquisitions), decreased $46.8 million in the first nine months of 2012 compared to a decrease of $28.2 million in the same period last year, a 66% improvement

•	Cost saving initiatives generated $35 million in annualized savings since August 2011, versus goal of $20- $25 million

•	Regained compliance with two NYSE listing requirements within the provided grace periods

•	Company improves 2012 cash flow and capital expenditure guidance ranges

Third Quarter 2012 Financial Results

“Our solid results this quarter were attributable to the continued success of Project Phoenix, the cost savings plan that we introduced last summer. The adoption of this cost savings discipline permanently changed the corporate culture to focus on continuously improving operational efficiency at Alliance, and has generated $35 million in annualized savings since inception,” stated Larry C. Buckelew, Chairman of the Board and interim Chief Executive Officer. “These cost savings improvements and a continued focus

Alliance HealthCare Services

Press Release

October 31, 2012

on efficiency have translated to a second consecutive quarter of organic Adjusted EBITDA growth. We continued to strategically prune our customer base, consciously sacrificing some incremental near-term revenue to enhance the long-term value proposition and profitability that will lead to higher renewal rates and deeper relationships with our most valued customers. In addition, our strong cash generation provides the stability and flexibility to make significant progress against our strategic growth initiatives. These positive third quarter results reaffirm that we have the right financial characteristics, culture, and long-term objectives necessary to create value for our shareholders.”

Revenue for the third quarter of 2012 was $116.0 million compared to $120.7 million in the second quarter of 2012. On a year-over-year basis, third quarter 2012 revenue decreased 8.5% from $126.8 million in the third quarter of 2011, primarily due to trimming our portfolio of unprofitable Imaging Division and Oncology Division businesses.

Alliance’s Adjusted EBITDA (as defined below) increased 5.7% sequentially to $41.7 million in the third quarter of 2012, including a non-recurring legal settlement, compared to $39.4 million in the second quarter of 2012. On a year-over-year basis, Adjusted EBITDA increased 8.2% from $38.5 million in the third quarter of 2011. The sequential and year-over-year growth was organic, as the Company made no additional acquisitions since the US Radiosurgery and 24|7 Radiology transactions in April 2011. As described above, Adjusted EBITDA in the third quarter of 2012 included a one-time cash benefit of $2.2 million from a legal settlement arising from the acquisition of Medical Outsourcing Services, LLC (“MOS”) in 2008. Adjusting for this benefit, Alliance’s Adjusted EBITDA grew 2.6% to $39.5 million compared to the third quarter of 2011.

Alliance’s net loss, computed in accordance with generally accepted accounting principles (“GAAP”), improved by $136.0 million to ($1.2) million in the third quarter of 2012 compared to ($137.3) million in the third quarter of 2011. Alliance’s net loss in the third quarter of 2012 was sequentially stable compared to ($0.8) million in the second quarter of 2012.

Net loss per share on a diluted basis, computed in accordance with GAAP, was ($0.02) per share in the third quarter of 2012 compared to ($2.58) per share in the third quarter of 2011. In the third quarter of 2012, net loss per share on a diluted basis was impacted by ($0.02) in the aggregate due to restructuring charges, mergers and acquisitions transaction costs, fair value adjustments related to interest rate swaps, and differences in the GAAP income tax rate from our historical income tax rate. In the third quarter of 2011, net loss per share on a diluted basis was impacted by ($2.53) in the aggregate due to impairment charges, restructuring charges, fair value adjustments related to interest rate swaps, mergers and acquisitions transaction costs, refinancing transaction costs and differences in the GAAP income tax rate from our historical income tax rate. Alliance’s historical income tax rate has been 42%, compared to the GAAP income tax rate of 49.0% in the third quarter of 2012 and 16.2% in the third quarter of 2011.

Cash flows provided by operating activities were $37.3 million in the third quarter of 2012 compared to $24.4 million in the third quarter of 2011. The difference in operating cash flows is primarily attributable to improved operating performance and timing of working capital requirements. The Company has been focused on asset efficiency, which has reduced Alliance’s capital expenditures. In the third quarter of 2012, capital expenditures were $6.6 million compared to $15.0 million in the third quarter of 2011. Alliance opened five new fixed-site imaging centers in the third quarter of 2012, and will continue to allocate sufficient resources through targeted investments designed to support and move forward the long-term goals of the business.

Alliance HealthCare Services

Press Release

October 31, 2012

Alliance’s net debt, defined as total long-term debt (including current maturities) less cash and cash equivalents, decreased $46.8 million to $552.5 million at September 30, 2012 from $599.3 million at December 31, 2011. Cash and cash equivalents were $78.6 million at September 30, 2012 and $44.2 million at December 31, 2011. The Company’s net debt, as defined above, divided by the last twelve months Adjusted EBITDA, as defined in the Company’s credit agreement, was 3.82x for the twelve month period ended September 30, 2012.

The Company’s total long-term debt (including current maturities) decreased to $631.1 million at September 30, 2012 from $643.5 million at December 31, 2011. The Company’s total long-term debt divided by the last twelve months Adjusted EBITDA, as defined in the credit agreement, was 4.37x for the twelve month period ended September 30, 2012. Adjusted EBITDA as defined in the Company’s credit agreement includes an adjustment to exclude income attributable to non-controlling interest in subsidiaries.

Term Loan Amendment

On October 29, 2012, the Company received the requisite lender consents to amend its Credit Agreement dated December 1, 2009.

The amendment will modify the financial covenants to provide Alliance with greater flexibility. Under the amended Credit Agreement, Alliance will be required to maintain (i) a maximum ratio of consolidated total debt to consolidated Adjusted EBITDA less minority interest expense of 5.00 to 1.00 through September 30, 2014, 4.75 to 1.00 from October 1, 2014 through September 30, 2015, 4.50 to 1.00 from October 1, 2015 through December 31, 2015 and 4.25 to 1.00 thereafter. The minimum ratio of consolidated Adjusted EBITDA less minority interest expense to consolidated interest expense remains unchanged.

In connection with the effectiveness of the amendment, the Company expects to raise $30 million from a sale of certain imaging assets which the Company will then lease under competitive terms and conditions pursuant to an agreement that has been executed with the financing parties. The sale and lease transactions are expected to be executed on November 1, 2012 and will close on or around November 5, 2012, subject to satisfaction of closing conditions. The Company plans to use the $30 million raised in the sale and lease transactions combined with $45 million on its balance sheet to make a payment of $75 million to permanently reduce borrowings outstanding under the term loan facility and, in addition, the Company will pay a fee to the consenting lenders.

In connection with the $30 million sale and lease transactions, the Company will incur approximately $8 million of annual rent expense (subject to adjustment based on changes in interest rates prior to closing) which will reduce Adjusted EBITDA in the future.

Adjusted for the proposed sale and lease transactions and repayment of the $75 million under the Credit Agreement, the Company’s ratio of consolidated total debt to consolidated Adjusted EBITDA less minority interest expense as of September 30, 2012 as calculated pursuant to the Credit Agreement would have been 4.07 to 1.00.

Alliance HealthCare Services

Press Release

October 31, 2012

NYSE Listing Update

As previously disclosed, on September 28, 2011, the New York Stock Exchange (“NYSE”) notified the Company that it no longer satisfied the minimum $75 million market capitalization requirement. The NYSE accepted the Company’s plan to regain compliance with this standard, and granted the Company an 18-month grace period through March 23, 2013, to demonstrate compliance with that standard. In addition and also as previously disclosed, the Company announced that it had received notification from the NYSE that it no longer complied with the audit committee composition rule as a result of the appointment of Mr. Buckelew as interim Chief Executive Officer, and separately the minimum $1.00 stock price requirement as a result of the stock demonstrating an average closing price of less than $1.00 per share for a 30-day period.

On September 6, 2012, the Company announced that it had regained compliance with the minimum $1.00 stock price requirement as of August 31, 2012. On October 29, 2012, the Company announced the appointment of Scott A. Bartos to its Board of Directors and its Audit Committee effective December 1, 2012, which will allow the Company to regain compliance with the audit committee composition rule within the grace period granted by the NYSE.

Full Year 2012 Guidance

Alliance is updating certain of its full year 2012 guidance ranges as follows:

	Previous Guidance Ranges	Updated Guidance Ranges	Difference
	(dollars in millions)	(dollars in millions)	(dollars in millions)
Revenue	$465 -$485	$465 - $485	$0 - $0
Adjusted EBITDA	$148 - $160	$148 -$160	$0 - $0
Capital expenditures	$40 - $50	$32 - $37	$8 - $13
Decrease in long-term debt, net of the change in cash and cash equivalents (before investments in acquisitions, debt amendment fees and sale-leaseback transaction)	$35 - $40	$45 - $50	$10 -$10

The guidance ranges for 10-15 fixed-site imaging center openings and 3-5 radiation oncology center openings remain unchanged.

Buckelew concluded, “We expect the trends of improved Adjusted EBITDA and incrementally declining revenue to continue in the near-term as we focus on assessing the profitability of our customer base and expanding our profitable relationships. Reducing our debt obligation is a top priority, and our strategic operational discipline and strong cash generation have provided us with the financial flexibility to pay down our term loans and renegotiate our covenants at a more attractive rate. Our strong underlying business fundamentals will continue to provide us the opportunity to make smart investments in growing our business while running a cost-efficient organization.”

Alliance HealthCare Services

Press Release

October 31, 2012

“The hard work from the entire Alliance team in moving our strategic growth initiatives forward has us poised to take the next steps in our company’s evolution, as we build upon our strong history and foundation to become the strategic and indispensable partner of choice to our hospital customers.” added Buckelew.

Third Quarter 2012 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing third quarter 2012 results. The conference call is scheduled for Thursday, November 1, 2012 at 8:30 a.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.alliancehealthcareservices-us.com. Click on Audio Presentations in the Investors section of the website to access the link.

The conference call can be accessed at (877) 638-4550 or (973) 582-2737. Interested parties should call at least five minutes prior to the call to register. A telephone replay will be available until December 1, 2012. The telephone replay can be accessed by calling (855) 859-2056 or (404) 537-3406. The conference call identification number is 56812635.

Definition of Adjusted EBITDA

Adjusted EBITDA, as defined by the Company’s management, represents net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; fees and expenses related to acquisitions; costs related to debt financing; non-cash impairment charges; and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. The components used to reconcile net income (loss) to Adjusted EBITDA are consistent with our historical presentation of Adjusted EBITDA. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or “GAAP.” For a more detailed discussion of Adjusted EBITDA and reconciliation to net income (loss), see the section entitled “Adjusted EBITDA” included in the tables following this release.

About Alliance HealthCare Services

Alliance HealthCare Services is a leading national provider of advanced outpatient diagnostic imaging and radiation therapy services based upon annual revenue and number of systems deployed. Alliance focuses on MRI, PET/CT and CT through its Imaging division and radiation therapy through its Oncology division. With approximately 1,900 team members committed to providing exceptional patient care and exceeding customer expectations, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 46 states. Alliance operates 499 diagnostic imaging and radiation therapy systems. The Company is the nation’s largest provider of advanced diagnostic mobile imaging services and one of the leading operators of fixed-site imaging centers, with 130 locations across the country. Alliance also operates 30 radiation therapy centers, including 15 dedicated stereotactic radiosurgery facilities, many of which are operated in conjunction with local community hospital partners, providing treatment and care for cancer patients. With 15 stereotactic radiosurgery facilities in operation, Alliance is among the leading providers of stereotactic radiosurgery nationwide.

Alliance HealthCare Services

Press Release

October 31, 2012

Forward-Looking Statements

This press release contains forward-looking statements relating to future events, including statements related to the Company’s improvement plan, including its efforts to stabilize and grow the Imaging Division, expand the Radiation Oncology Division, and increase organizational efficiency and cost savings through the Journey to Excellence and Project Phoenix initiatives; the closing of the sale and lease transactions; the amount of capital raised through the sale and lease transactions; the use of the proceeds of the sale and lease transaction and cash on the balance sheet to repay indebtedness under the Credit Agreement; the amount of annual rent expense under the sale and lease transactions; the effectiveness and terms of the amendment to the Credit Agreement; the Company’s Full Year 2012 Guidance, including its forecasts of revenue, Adjusted EBITDA, cash capital expenditures, decrease in long-term debt and the opening of new fixed-site imaging and radiation therapy centers; and estimates of revenues lost and revenues gained from new client contracts in the Company’s revenue gap disclosures on the last page of the tables following this release. In this context, forward-looking statements often address the Company’s expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include: changes in the preliminary financial results and estimates due to the restatement or review of the Company’s financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s high degree of leverage and its ability to service its debt; factors affecting the Company’s leverage, including interest rates; the risk that the counterparties to the Company’s interest rate swap agreements fail to satisfy their obligations under these agreements; the Company’s ability to obtain financing; the effect of operating and financial restrictions in the Company’s debt instruments; the accuracy of the Company’s estimates regarding its capital requirements; the effect of intense levels of competition in the Company’s industry; changes in the methods of third party reimbursements for diagnostic imaging and radiation oncology services; fluctuations or unpredictability of the Company’s revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company’s ability to keep pace with technological developments within its industry; the growth or lack thereof in the market for imaging, radiation oncology and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC. These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(in thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
Revenues	$126,791	$116,013	$372,999	$357,430
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	71,819	60,541	210,579	190,561
Selling, general and administrative expenses	19,760	16,329	56,707	55,242
Transaction costs	1,135	249	3,317	512
Severance and related costs	2,779	209	3,509	1,510
Impairment charge	155,703	—	155,703	—
Depreciation expense	22,710	20,568	67,959	62,706
Amortization expense	4,330	3,989	12,265	11,995
Interest expense and other, net	12,436	13,702	36,171	41,069
Other (income) and expense, net	533	(51)	663	1,311

Total costs and expenses	291,205	115,536	546,873	364,906

(Loss) income before income taxes, earnings from unconsolidated investees, and noncontrolling interest	(164,414)	477	(173,874)	(7,476)
Income tax benefit	(26,561)	409	(30,141)	(4,660)
Earnings from unconsolidated investees	(716)	(1,172)	(2,736)	(3,411)

Net (loss) income	(137,137)	1,240	(140,997)	595
Less: Net income attributable to noncontrolling interest	(133)	(2,483)	(2,716)	(7,461)

Net loss attributable to Alliance HealthCare Services, Inc.	$(137,270)	$(1,243)	$(143,713)	$(6,866)

Comprehensive loss, net of taxes
Net loss attributable to Alliance HealthCare Services, Inc.	$(137,270)	$(1,243)	$(143,713)	$(6,866)
Unrealized loss on hedging transactions, net of taxes	(103)	(245)	(304)	(153)

Comprehensive loss, net of taxes:	$(137,373)	$(1,488)	$(144,017)	$(7,019)

Loss per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$(2.58)	$(0.02)	$(2.70)	$(0.13)

Diluted	$(2.58)	$(0.02)	$(2.70)	$(0.13)

Weighted average number of shares of common stock and common stock equivalents:
Basic	53,198	53,023	53,143	53,160
Diluted	53,198	53,023	53,143	53,160

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31, 2011	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$44,190	$78,622
Accounts receivable, net of allowance for doubtful accounts	70,701	67,806
Deferred income taxes	10,086	10,086
Prepaid expenses	6,462	4,952
Other receivables	4,301	4,157

Total current assets	135,740	165,623
Equipment, at cost	954,337	870,357
Less accumulated depreciation	(663,038)	(635,095)

Equipment, net	291,299	235,262
Goodwill	56,493	56,493
Other intangible assets, net	143,024	130,606
Deferred financing costs, net	17,268	14,596
Other assets	19,270	31,913

Total assets	$663,094	$634,493

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,417	$15,578
Accrued compensation and related expenses	18,204	18,469
Accrued interest payable	6,582	10,054
Other accrued liabilities	33,438	32,055
Current portion of long-term debt	24,923	24,550

Total current liabilities	105,564	100,706
Long-term debt, net of current portion	430,451	418,196
Senior notes	188,109	188,350
Other liabilities	879	776
Deferred income taxes	43,002	38,033

Total liabilities	768,005	746,061
Stockholders’ equity:
Common stock	527	524
Treasury stock	(2,729)	(2,773)
Additional paid-in capital	20,269	21,309
Accumulated comprehensive loss	(950)	(798)
Accumulated deficit	(171,288)	(178,154)

Total stockholders’ equity attributable to Alliance HealthCare Services, Inc.	(154,171)	(159,892)
Noncontrolling interest	49,260	48,324

Total stockholders’ equity	(104,911)	(111,568)

Total liabilities and stockholders’ equity	$663,094	$634,493

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2011	2012
Operating activities:
Net (loss) income	$(140,997)	$595
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for doubtful accounts	3,292	2,222
Share-based payment	3,718	199
Depreciation and amortization	80,224	74,701
Impairment of assets	155,703	—
Amortization of deferred financing costs	2,984	2,922
Accretion of discount on long-term debt	1,196	1,271
Adjustment of derivatives to fair value	(42)	(48)
Distributions (less) greater than undistributed earnings from investees	(1,026)	31
Deferred income taxes	(30,206)	(4,873)
Loss on sale of assets	852	1,312
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(9,600)	673
Prepaid expenses	3,240	1,509
Other receivables	(2,323)	144
Other assets	(436)	(207)
Accounts payable	3,609	(4,116)
Accrued compensation and related expenses	(1,386)	265
Accrued interest payable	3,616	3,472
Income taxes payable	59	10
Other accrued liabilities	(1,433)	28

Net cash provided by operating activities	71,044	80,110

Investing activities:
Equipment purchases	(36,116)	(16,540)
Decrease (increase) in deposits on equipment	1,068	(11,449)
Acquisitions, net of cash received	(47,913)	—
Decrease in cash in escrow	1,063	2,368
Proceeds from sale of assets	392	7,076

Net cash used in investing activities	(81,506)	(18,545)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2011	2012
Financing activities:
Principal payments on equipment debt	(8,079)	(10,329)
Proceeds from equipment debt	1,600	1,654
Principal payments on term loan facility	(28,450)	(9,000)
Payments of debt issuance costs	(6,271)	(250)
Payments of contingent consideration	(1,626)	(1,605)
Noncontrolling interest in subsidiaries	(3,509)	(7,559)
Proceeds from shared-based payment arrangements	54	—
Purchase of treasury stock	(85)	(44)

Net cash used in financing activities	(46,366)	(27,133)

Net (decrease) increase in cash and cash equivalents	(56,828)	34,432
Cash and cash equivalents, beginning of period	97,162	44,190

Cash and cash equivalents, end of period	$40,334	$78,622

Supplemental disclosure of cash flow information:
Interest paid	$29,228	$32,715
Income taxes paid, net of refunds	(2,335)	701
Supplemental disclosure of non-cash investing and financing activities:
Net book value of assets exchanged	$45	$4,794
Capital lease obligations related to the purchase of equipment	2,461	4,017
Capital lease obligations transferred	(706)	—
Comprehensive (loss) gain from hedging transactions, net of taxes	(304)	152
Equipment debt assumed in connection with acquisitions	25,973	—
Equipment purchases in accounts payable	317	254
Contingent consideration for acquisitions	—	308
Noncontrolling interest assumed (disposed) in connection with acquisitions	39,610	(1,254)

ALLIANCE HEALTHCARE SERVICES, INC.

ADJUSTED EBITDA

(in thousands)

Adjusted EBITDA, as defined by the Company’s management, represents net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; fees and expenses related to acquisitions, costs related to debt financing, non-cash impairment charges, and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. The components used to reconcile net income (loss) to Adjusted EBITDA are consistent with our historical presentation of Adjusted EBITDA. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

Management uses Adjusted EBITDA, and believes it is a useful measure for investors, for a variety of reasons. Management regularly communicates its Adjusted EBITDA results and management’s interpretation of such results to its board of directors. Management also compares the Company’s Adjusted EBITDA performance against internal targets as a key factor in determining cash incentive compensation for executives and other employees, largely because management feels that this measure is indicative of how our diagnostic imaging and radiation oncology businesses are performing and are being managed. The diagnostic imaging and radiation oncology industry continues to experience significant consolidation. These activities have led to significant charges to earnings, such as those resulting from acquisition costs, and to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. In addition, management believes that because of the variety of equity awards used by companies, the varying methodologies for determining non-cash share-based compensation expense among companies and from period to period, and the subjective assumptions involved in that determination, excluding non-cash share-based compensation from Adjusted EBITDA enhances company-to-company comparisons over multiple fiscal periods and enhances the Company’s ability to analyze the performance of its diagnostic imaging and radiation oncology businesses.

Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies. In addition, Adjusted EBITDA has other limitations as an analytical financial measure. These limitations include the fact that Adjusted EBITDA is calculated before recurring cash charges including interest expense, income taxes and severance costs, and is not adjusted for capital expenditures, the replacement cost of assets or other recurring cash requirements of the Company’s business. Adjusted EBITDA also does not reflect any cost for equity awards to employees and does not exclude income attributable to noncontrolling interests. In the future, the Company expects that it may incur expenses similar to the excluded items discussed above. Accordingly, the exclusion of these and other similar items in the Company’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual. Management compensates for the limitations of using Adjusted EBITDA as an analytical measure by relying on the Company’s GAAP results to evaluate its operating performance and by considering independently the economic effects of the items that are or are not reflected in Adjusted EBITDA. Management also compensates for these limitations by providing GAAP-based disclosures concerning the excluded items in the Company’s financial disclosures. As a result of these limitations, however, Adjusted EBITDA should not be considered as an alternative to net income (loss), as calculated in accordance with GAAP, or as an alternative to any other GAAP measure of operating performance. Adjusted EBITDA, as defined by the Company’s management, is calculated differently from Consolidated Adjusted EBITDA, as defined in the Company’s credit agreement and reported in the Company’s SEC filings.

The calculation of Adjusted EBITDA is shown below:

	Third Quarter Ended September 30,		Nine Months Ended September 30,		Twelve months Ended
	2011	2012	2011	2012	September 30, 2012
Net loss attributable to Alliance HealthCare Services, Inc.	$(137,270)	$(1,243)	$(143,713)	$(6,866)	$(23,265)
Income tax (benefit) expense	(26,561)	409	(30,141)	(4,660)	(12,761)
Interest expense and other, net	12,436	13,702	36,171	41,069	54,687
Amortization expense	4,330	3,989	12,265	11,995	16,174
Depreciation expense	22,710	20,568	67,959	62,706	84,721
Share-based payment (included in selling, general and administrative expenses)	1,061	157	3,657	193	1,155
Noncontrolling interest in subsidiaries	133	2,483	2,716	7,461	9,753
Severance and related costs	20	—	750	—	—
Restructuring charges	3,597	1,020	3,597	4,015	7,555
Transaction costs	1,355	(58)	3,537	321	112
Impairment charges	155,703	—	155,703	—	12,089
Other non-cash charges (included in other (income) and expenses, net)	994	642	1,361	2,601	4,036

Adjusted EBITDA (1)	$38,508	$41,669	$113,862	$118,835	$154,256

(1)	Adjusted EBITDA includes non-recurring cash legal settlement of $2,157 in the third quarter ended September 30, 2012, nine months ended September 30, 2012 and twelve months ended September 30, 2012.

The leverage ratio calculations for the 12 months ended September 30, 2012 are shown below:

	Consolidated	Less: Noncontrolling interest in subsidiaries	Credit Agreement	Adjusted for debt amendment	Adjusted Credit Agreement
Total debt	$631,096	$—	$631,096	$(75,000)	$556,096
Less: Cash and cash equivalents	(78,622)	—	(78,622)	45,000	(33,622)

Net debt	552,474	—	552,474	(30,000)	522,474
Last 12 months Adjusted EBITDA	154,256	(9,753)	144,503	(8,000)	136,503
Total leverage ratio	4.09x		4.37x		4.07x
Net leverage ratio	3.58x		3.82x		3.83x

The reconciliation from net loss to Adjusted EBITDA for the 2012 guidance range is shown below (in millions):

	2012 Full Year Guidance Range
Net loss	($16)	($14)
Income tax benefit	(18)	(10)
Depreciation expense; amortization expense; interest expense and other, net; noncontrolling interest in subsidiaries; share-based payment and other expenses	182	184

Adjusted EBITDA	$148	$160

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

	Third Quarter Ended
	September 30,
	2011	2012
MRI
Average number of total systems	292.2	263.3
Average number of scan-based systems	247.7	219.2
Scans per system per day (scan-based systems)	7.97	8.61
Total number of scan-based MRI scans	124,507	123,808
Price per scan	$366.27	$360.05
Scan-based MRI revenue (in millions)	$45.6	$44.6
Non-scan based MRI revenue (in millions)	5.5	4.5

Total MRI revenue (in millions)	$51.1	$49.1

PET and PET/CT
Average number of systems	122.8	114.3
Scans per system per day	5.26	5.64
Total number of PET and PET/CT scans	40,769	38,611
Price per scan	$1,020	$954
Total PET and PET/CT revenue (in millions)	$42.1	$37.7

Radiation oncology
Linear accelerator treatments	22,975	20,349
Cyberknife patients	524	572
Total radiation oncology revenue (in millions)	$21.3	$20.0

Revenue breakdown (in millions)
Total MRI revenue	$51.1	$49.1
PET and PET/CT revenue	42.1	37.7
Radiation oncology revenue	21.3	20.0
Other modalities and other revenue	12.3	9.2

Total revenues	$126.8	$116.0

	2011	2012
Total fixed-site revenue (in millions)
Third quarter ended September 30	$31.1	$30.2

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

IMAGING DIVISION REVENUE GAP

(in millions)

The Company utilizes the imaging division revenue gap as a statistical measure of its client losses and new client contracts. The imaging division revenue gap is calculated by measuring the difference between (a) the imaging division annualized revenue run rate lost as a result of clients choosing to terminate or not renew contracts with the Company, excluding clients for which Alliance provides professional radiology services, interim services and clients that the Company elects to terminate, and (b) projected new imaging division annualized revenue from new client contracts, excluding professional radiology services and interim services, commencing service in the quarter.

The annualized revenue run rate lost from customers choosing to terminate service may not be representative of the revenues such customers would have generated had they remained our customers.

The projected annualized revenue from new client contracts is calculated using contractual pricing where agreed upon, and assumptions with respect to pricing and reimbursement levels for all other new customer relationships. The projected annualized revenue from new client contracts is also calculated using assumptions with respect to customer ramp-up and scan volumes. Our assumptions are based on our experience in the industry and our expectations with respect to pricing and volume trends, and may not reflect actual revenue from new clients for a number of reasons, including greater than expected macroeconomic challenges impacting the imaging business, the variance in ramp-up time of customers adding new service lines, unexpected changes in business conditions and greater than expected competition for imaging services. See “Forward-Looking Statements” for a discussion of the other risks and uncertainties that may cause actual future results or outcomes to differ materially from those expressed above.

The imaging division revenue gap for the last four calendar quarters and the last twelve-month period ended September 30, 2012 is as follows:

	(a) Revenue Lost	(b) New Revenue	Imaging Division Revenue Gap
2011
Fourth Quarter	($10.5)	$4.7	($5.8)
2012
First Quarter	(6.4)	8.2	1.8
Second Quarter	(8.0)	4.6	(3.4)
Third Quarter	(4.9)	4.7	(0.2)
Last Twelve Months Ended
September 30, 2012	($29.8)	$22.2	($7.6)